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Exhibit 99.(a)(1)

YOUNG BROADCASTING INC.

OFFER TO EXCHANGE
OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

The offer and withdrawal rights expire at 5:30 p.m., Eastern Time, on December 30, 2005 unless we extend the offer

        Young Broadcasting Inc. is referred to in this offering statement as "we" or "us" and eligible employees are sometimes referred to in this offering statement as "you."

        We are offering to our eligible employees the opportunity to tender to us their outstanding, unexercised options to purchase our common stock in exchange for restricted shares of our common stock, as described in the materials that follow. We are making this offer upon the terms and subject to the conditions set forth in this offering statement, the election form and related instructions, and the form of Restricted Shares Agreement included with this offering statement.

        Although the Compensation Committee of our Board of Directors has approved the offer, neither we nor our Board of Directors make any recommendation as to whether or not you should tender your options for restricted shares. You must make your own decision whether or not to tender your options.

        We are not making the offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this offering statement or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offering statement or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

November 30, 2005

Table of Contents

SUMMARY OF TERMS		1
CERTAIN RISKS OF PARTICIPATING IN THE OFFER		11
THE OFFER		12
1.	Purpose of the Offer	12
2.	Eligibility	12
3.	Number of Options	14
4.	Procedures for Participating in the Offer	15
5.	Acceptance of Options for Exchange and Grant of Restricted Shares	17
6.	Extension of Offer; Termination; Amendment	18
7.	Conditions of the Offer	18
8.	Price Range of Common Stock	20
9.	Consideration; Terms of Restricted Shares	21
10.	Information Concerning Young Broadcasting Inc.	28
11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options and Our Common Stock	30
12.	Accounting Consequences of the Offer	31
13.	Legal Matters; Regulatory Approval	31
14.	Material United States Federal Income Tax Consequences	31
15.	Fees and Expenses	32
16.	Additional Information	32
17.	Forward Looking Statements	34
18.	Miscellaneous	34

SUMMARY OF TERMS

        The following Summary of Terms contains the most material terms of the offer. We urge you to read it carefully. We also urge you to read carefully the remainder of this offering statement because it contains additional important information not contained in this Summary of Terms. We have included references to the relevant sections elsewhere in this offering statement where you can find a more complete description of the topics in this Summary of Terms. We have also included information regarding certain risks of participating in the offer commencing immediately after this Summary of Terms.

        In addition, we urge you to review the information in our annual report on Form 10-K for the year ended December 31, 2004, our quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, and our proxy statement distributed in connection with our 2005 Annual Meeting of Stockholders held on May 3, 2005, as these documents contain important financial information and other relevant information about us. All of these documents may be obtained without charge from us or from the Securities and Exchange Commission. Please see Section 16 under the heading "The Offer" in this offering statement for additional information on where and how you can obtain these documents.

Purpose and General Terms and Conditions of the Offer

1.    What is the Offer?

        The offer is a voluntary program permitting eligible employees to tender all of their outstanding and unexercised options to purchase our common stock in exchange for restricted shares of our Class A common stock ("restricted shares").

2.    Who is eligible to participate in the offer?

        All of our employees and employees of our affiliates are eligible to participate in the offer, except that none of the following are eligible to participate in the offer: (i) our executive officers, whether or not also members of our Board of Directors; (ii) non-employee members of our Board of Directors; and (iii) our former employees and retirees. Additionally, consultants and other independent advisors who provide services to us are not eligible to participate in the offer.

        While our executive officers are not eligible to participate in the offer described in this offering statement, on November 29, 2005, Vincent Young, our Chairman and CEO, Deborah A. McDermott, our President, and James A. Morgan, our Executive Vice President and CFO, pursuant to an exchange agreement entered into between us and each of them, exchanged all of their respective outstanding and unexercised options for deferred stock units granted under our 2004 Equity Incentive Plan. The methodology used to determine the exchange ratios applied to calculate the number of deferred stock units received by each of such persons in exchange for their options was the same methodology used to determine the exchange ratios described in this offering statement relating to the offer.

        Participation in the offer does not confer upon you the right to remain employed by us and, therefore, subject to applicable law, your employment may be terminated by us or by you at any time.

        If your employment terminates before the offer expires, you will be ineligible to participate in the offer. Any options you tendered prior to the termination of your employment will be automatically withdrawn, your tender will be voided and you will not receive restricted shares. In such event, your existing options will remain in effect subject to their terms.

        If your employment terminates after the grant date of the restricted shares, you will already have been granted your restricted shares and your rights with respect to those shares will be governed by the provisions of our 2004 Equity Incentive Plan (formerly the 1995 Stock Option Plan) and your Restricted Shares Agreement.

        Please see Section 2 under the heading "The Offer" in this offering statement for additional information.

3.
What options may be exchanged in the offer and how many restricted shares will you receive in exchange for your tendered options?

        If you decide to take part in the offer, you will be required to tender all of your outstanding and unexercised options. In exchange, you will receive a number of restricted shares computed based upon the number of options tendered as shown in the table below:

If the option that you tender was granted on:	And has an exercise price of:	You will receive:
February 10, 1995	$19.75	One restricted share for every 9.54 shares underlying options tendered for exchange
November 19, 1996	$30.44	No restricted shares or other consideration in exchange
November 20, 1996	$30.75	No restricted shares or other consideration in exchange
February 13, 1998	$43.50	No restricted shares or other consideration in exchange
October 13, 1998	$24.50	One restricted share for every 19.59 shares underlying options tendered for exchange
April 27, 2000	$20.44	One restricted share for every 7.11 shares underlying options tendered for exchange
November 1, 2000	$22.06	One restricted share for every 6.46 shares underlying options tendered for exchange
February 7, 2001	$35.06	No restricted shares or other consideration in exchange
October 3, 2001	$15.08	One restricted share for every 3.82 shares underlying options tendered for exchange
October 30, 2002	$10.05	One restricted share for every 2.61 shares underlying options tendered for exchange

        The number of restricted shares for which a given number of options will be exchanged was based upon the Compensation Committee's good faith determination, in consultation with an independent compensation consultant, of the relative value of your options and the restricted shares at the time the determination was made. In determining these relative values, the Compensation Committee and the independent consultant utilized the Black-Scholes valuation model and considered such other information as they deemed relevant. Because option valuation is inherently subjective and imprecise, our determination of the value of the exchange rate for your tendered options for purposes of this offer is final.

        You should understand that even though you will be required to tender all of your outstanding and unexercised options if you wish to participate in this offer, you will only receive restricted shares in exchange for those options that have an exercise price lower than $30.44 per share. In other words, we will cancel all options you tender, but you will receive restricted shares in exchange for only some of those tendered options.

        Please see Section 3 under the heading "The Offer" in this offering statement for additional information.

4.     What are the key dates of the offer?

Date	Event
November 30, 2005	Commencement of the offer
December 30, 2005 (at 5:30 p.m., Eastern Time)	Expiration of the offer, cancellation of the tendered options and grant date of restricted shares
Promptly after the expiration of the offer
Delivery of Restricted Shares Agreements to eligible participants for execution and, promptly following Wachovia Bank N.A.'s receipt from such participants of executed Restricted Share Agreements, delivery to Wachovia Bank of certificates representing restricted shares.

        Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If we extend the offer, we will continue to accept properly completed and delivered election forms and withdrawal forms until the new expiration date, and the cancellation date of the tendered options and the grant date of the restricted shares will be similarly extended. We may also cancel the offer in certain events.

        Please see Section 5 and Section 6 under the heading "The Offer" in this offering statement for additional information.

5.    What is a stock option?

        A stock option is the right to purchase our common stock at a specified price per share, regardless of the actual market price at the time of sale. Typically, the specified purchase price is the market price on the date the option is granted. Due to subsequent fluctuations, the market price of our common stock can be greater than, equal to or less than, the specified purchase price. When the market price is greater than the purchase price (otherwise known as an "in the money" option), you receive value from exercising the option, because you are able to buy the stock at less than the current value and sell the resulting stock for the higher price. When the market price is equal to or less than the purchase price (otherwise known as an "out of the money" option), one would not exercise the stock option.

        Please see Section 9 under the heading "The Offer" in this offering statement for additional information.

6.    What are restricted shares?

        Restricted shares are shares of our common stock granted under our 2004 Equity Incentive Plan that are both subject to forfeiture and are nontransferable if the holder of such restricted shares does not satisfy the conditions specified in the Restricted Shares Agreement applicable to such restricted shares.

        All terms and conditions of your restricted shares will be set forth in a Restricted Shares Agreement. A form of the Restricted Shares Agreement, which you will be required to execute before receiving your restricted shares, is included with this offering statement for your information.

        Please see Section 9 under the heading "The Offer" in this offering statement for additional information.

7.    What is the principal difference between options and restricted shares?

        The rates of appreciation and depreciation in the value of an option as a result of fluctuations in a given stock price exceed those of restricted shares of equivalent value. Additionally, when a stock price declines below the exercise price, an option has no readily realizable value, while restricted shares continue to have value even if the stock price has declined below its value at the time of grant. Essentially, options provide a greater potential for value in the event the stock price appreciates significantly, but restricted shares retain more value in the event significant appreciation does not occur.

8.    Why are we making the offer?

        All of our outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are higher than the current fair market value of our common stock, thus substantially eliminating their value as a means to retain, reward and motivate our employees. By giving our employees the opportunity to tender their outstanding and unexercised options for restricted shares, we believe that employee and stockholder interests will be better aligned than with out-of-the-money options, thereby creating an incentive for our employees to remain with us and contribute to meeting our business and financial objectives, as well as to create value for our stockholders. This is a discrete, one-time offer and you should take this into account in deciding whether to participate and tender your options in the offer.

        Please see Section 1 and Section 12 under the heading "The Offer" in this offering statement for additional information.

9.    Why did we choose to offer restricted shares for your options instead of simply setting a new exercise price for your options and/or granting new options?

        We considered a variety of alternatives to address the issue of lost equity value in our compensation program. Ultimately, we determined that the opportunity to choose between the more certain benefit associated with restricted shares, and the potentially more valuable, though less certain, benefit you would realize by retaining your options, would be valuable to employees. Additionally, by exchanging options for restricted shares, we are reducing the number of shares of common stock subject to equity awards, thereby reducing potential dilution to our stockholders and freeing up additional shares for future equity awards.

        Please see Section 1 under the heading "The Offer" in this offering statement for additional information.

10.    Are you obligated to participate in the offer? If you choose not to participate, do you have to do anything?

        No. You do not have to participate in the offer and there will be no repercussions if you choose not to participate in the offer. Participating or not participating in the offer will not affect your employment status in any way. Again, it is entirely up to you and we cannot advise you of what action you should take.

        If you decide not to participate in the offer, you do not need to do anything and your existing options will remain in effect subject to their terms.

        Please see Section 4 under the heading "The Offer" in this offering statement for additional information.

11.    Are you eligible to receive future grants if you participate, or do not participate, in the offer?

        Yes. Participating or not participating in the offer will not affect in any way your eligibility to receive future grants, if any, of options or restricted shares.

        Please see Section 4 under the heading "The Offer" in this offering statement for additional information.

12.    Is it likely that a similar offer to this one will be made in the future?

        This is a discrete, one-time offer and you should take this into account in deciding whether to participate and whether to tender your options in the offer.

        Please see Section 1 under the heading "The Offer" in this offering statement for additional information.

13.    Is the offer conditioned on the occurrence or non-occurrence of any events?

        The offer is not conditioned on a minimum number of employees tendering their options or a minimum number of options being tendered. However, the offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the offer; once the offer has expired, the conditions will no longer apply. The events include, among other things:

  •
  an actual or reasonably expected change in accounting principles;

  •
  a lawsuit challenging the offer; or

  •
  a third-party tender offer for our common stock or other acquisition proposal.

        Please see Section 7 under the heading "The Offer" in this offering statement for additional information.

14.    What do we and our Board of Directors think of the offer?

        Although the Compensation Committee of our Board of Directors has approved the making of the offer, neither we nor our Board of Directors make any recommendation as to whether you should or should not participate in the offer. You should not consider the approval of the making of the offer by the Compensation Committee to be a recommendation as to whether you should or should not participate in the offer. You must make your own decision whether or not to participate in the offer and tender your options.

        Please see Section 1 under the heading "The Offer" in this offering statement for additional information.

15.    How should you decide whether or not to participate in the offer?

        We understand that your decision whether or not to tender your options is an important decision. Tendering your options involves risks, which are set forth immediately after this Summary of Terms. The decision to participate must be your personal decision, and will depend largely on your assessment of your option holdings, your individual tax consequences, whether you expect to remain one of our employees and your assumptions about the future overall economic environment and performance of our business on the date of grant of the restricted shares and thereafter.

        Please see the Section entitled "Certain Risks of Participating in the Offer" in this offering statement for additional information.

How the Exchange Works

16.    What happens to your options if you decide not to participate in the offer?

        If you elect not to participate in the offer, your options will remain outstanding until they terminate, expire by their terms or are exercised. Their terms will remain unchanged.

        Please see Section 5 under the heading "The Offer" in this offering statement for additional information.

17.    If you choose to tender your options, do you have to tender all of your options or can you just tender some of them?

        You must tender all of your options if you want to participate in the offer, even though you will not receive restricted shares for some of the options you may tender. If you have multiple options grants, your must tender all of the eligible options from each grant. You may not tender some of your eligible options and keep the balance.

        Please see Section 3 under the heading "The Offer" in this offering statement for additional information.

18.    Can you participate in the offer if your options are not currently vested?

        Yes. We are not taking into consideration whether or not your options have vested. Consequently, all options may be tendered, whether vested or not yet vested.

        Please see Section 2 under the heading "The Offer" in this offering statement for additional information.

19.    What will happen to your tendered options?

        We intend to cancel all properly tendered options promptly upon the expiration of the offer, at which time you will no longer have any rights to those options.

        Please see Section 5 under the heading "The Offer" in this offering statement for additional information.

The Duration of the Offer

20.    When does the offer expire? Can the offer be extended and, if so, how will you be notified if it is extended?

        The offer is scheduled to expire at 5:30 p.m., Eastern Time, on December 30, 2005. Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day immediately following the previously scheduled expiration date of the offer.

        Please see Section 6 under the heading "The Offer" in this offering statement for additional information.

21.    If the offer is extended, how does the extension affect the grant date of the restricted shares you would be entitled to?

        If the offer is extended, the grant date of the restricted shares will be similarly extended.

        Please see Section 6 under the heading "The Offer" in this offering statement for additional information.

The Restricted Shares

22.    What will you receive upon the expiration of the offer and when the restricted shares vest?

        If you tender your options pursuant to the terms of the offer, we will grant you, effective as of 5:30 P.M., Eastern Time, on December 30, 2005, the number of restricted shares set forth in your personal election form accompanying this offering statement. Those restricted shares will be evidenced by a stock certificate representing such shares, which will initially be held by Wachovia Bank, N.A., as custodian under our 2004 Equity Incentive Plan. Before we issue your restricted shares to be held by Wachovia Bank, you will be required to execute a Restricted Shares Agreement, which will be delivered to you for execution promptly after the expiration of the offer.

        Upon each vesting date, subject to the terms of the 2004 Equity Incentive Plan and the Restricted Shares Agreement governing your restricted shares, you will be entitled to receive a stock certificate evidencing the vested shares, free from restriction on trading and transferability. Shortly before each vesting date, Wachovia Bank will send you an information form upon which you will be requested to indicate delivery instructions for your share certificates.

        We will withhold a number of shares of Class A common stock sufficient to pay all income and employment taxes that are required by applicable laws and regulations to be withheld upon the vesting of the restricted shares.

        Please see Section 5, Section 9 and Section 14 under the heading "The Offer" in this offering statement for additional information.

23.    When will the restricted shares vest?

        Your restricted shares will have a different vesting schedule than your tendered options. You should note that even if the options you tender in the offer were vested or were scheduled to vest prior to the grant date of the restricted shares, all of the restricted shares you will receive if you participate in this offer will be unvested and subject to a new vesting schedule.

        Subject to accelerated vesting upon the occurrence of certain events specified in our 2004 Equity Incentive Plan, such as the death or disability of the employee, your restricted shares will vest over a three year period, with one third of your restricted shares vesting on each of the first three anniversaries of the grant date, which will be the date that the offer expires, so long as you have been continuously employed by us through the applicable vesting dates.

        For example, assume that you receive 750 restricted shares in exchange for your tendered options, with a grant date of December 30, 2005 (the actual grant date will be the date that we accept your tendered options pursuant to the offer). In this example, if you are employed by us or one of our subsidiaries on December 30, 2006, one-third of your 750 restricted shares, or 250 shares (rounded up to the nearest whole share in the case of fractional shares), will vest on that date. If you are employed by us or one of our subsidiaries on December 30, 2007, another 250 shares will vest on that date. If you are employed by us or one of our subsidiaries on December 30, 2008, the remaining shares will vest on that date.

        Please see Section 9 under the heading "The Offer" in this offering statement for additional information.

24.    Why are there additional vesting requirements on the restricted shares when you have already held many of your options through the required periods?

        Two of the principal purposes of our equity compensation programs are to align the interests of our employees with those of our stockholders and to provide incentives to our employees to remain employed with us. We believe that anything shorter than a three-year vesting period would not adequately allow us to further these objectives. You should carefully consider the risks of exchanging vested options for unvested restricted shares.

        Please see the section entitled "Certain Risks of Participating in the Offer" in this offering statement for additional information.

25.    Can you forfeit any portion of your restricted shares after receiving them?

        Yes. In the event that your employment with us terminates for any reason (other than your death or disability) prior to the time your award fully vests, all shares underlying the unvested portion of the restricted shares will be forfeited effective immediately upon the date your employment with us ends.

        Please see Section 9 under the heading "The Offer" in this offering statement for additional information.

26.    Do you have stockholder rights while holding restricted shares?

        Generally, yes. As a holder of restricted shares, you will have the right to vote on any matter submitted to our stockholders and be entitled to receive notice of meetings or materials provided to our stockholders. You will also be entitled to receive dividends on your restricted shares if any dividends are declared and paid by us. However, you will not be able to transfer your unvested restricted shares, and Wachovia Bank will hold such unvested restricted shares as custodian under the 2004 Equity Incentive Plan until such restricted shares vest.

        Please see Section 9 under the heading "The Offer" in this offering statement for additional information.

Tax Consequences

27.    Will you have to pay U.S. federal income taxes at the time of the exchange if you participate in the offer?

        You will incur no immediate U.S. federal income tax consequences upon the exchange unless you make a "section 83(b) election." If you make a section 83(b) election, you will be taxed on the fair market value of the restricted shares on the date the restricted stock is granted rather than the date the restricted shares vests.

        Please see Section 14 under the heading "The Offer" in this offering statement for additional information.

28.    What are the U.S. federal income and withholding tax consequences of the vesting and delivery of shares underlying restricted shares?

        Unless you make a section 83(b) election, you will recognize ordinary income (like salary or bonuses) in an amount equal to the fair market value of the underlying shares, at the time your restricted shares vest. We will determine the fair market value of the shares based on the closing price of our Class A common stock as reported on The Nasdaq National Market on the applicable vesting date, or if such closing price is not reported on such date, on the most recent date a closing price is reported. The ordinary income resulting from the vesting of the restricted shares and delivery of the underlying shares will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which the vesting and delivery occur. At the time you recognize ordinary income, you will have an income and payroll withholding tax obligation with respect to that income, much like the obligation that arises when we pay you salary or a bonus. We will withhold a portion of the shares otherwise distributable to you to satisfy your withholding tax obligation.

        Please see Section 14 under the heading "The Offer" in this offering statement for additional information.

29.    Are there any other tax consequences to which you may be subject?

        Depending on where you live, there may be additional state or local tax imposed on you by participating in the offer. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the offer.

        Please see Section 14 under the heading "The Offer" in this offering statement for additional information.

How to Elect to Tender Options

30.    What should you do to tender your options?

        To participate in the offer, you must properly complete, sign and date the election form included with this offering statement and mail, fax or deliver the election form to Wachovia Bank so that they receive it no later than 5:30 p.m., Eastern Time, on December 30, 2005, the expiration of the offer (or such later date and time if we extend the offer).

        Please see Section 4 under the heading "The Offer" in this offering statement for additional information.

31.    What if we receive your election form after the expiration of the offer?

        We will not accept any election forms received by us after the expiration of the offer. There can be no exceptions to this deadline. In addition, if you submit an incomplete or incorrectly completed Election Form, you will be considered to have rejected the offer.

        Please see Section 4 under the heading "The Offer" in this offering statement for additional information.

32.    Can you withdraw your previously tendered options?

        Yes. To withdraw your tendered options, you must properly complete, sign and date the withdrawal form included with this offering statement and mail, fax or deliver the withdrawal form to Wachovia Bank so that they receive it no later than 5:30 p.m., Eastern Time, on December 30, 2005, the expiration of the offer (or such later date and time if we extend the offer).

        You can only withdraw all of your tendered options; you may not withdraw only a portion of your tendered options.

        Once you have withdrawn your tendered options, you may retender your options only by again following the delivery procedures described in this offering statement before the expiration of the offer.

        Please see Section 4 under the heading "The Offer" in this offering statement for additional information.

More Information

33.    How can you find out the details of your eligible options?

        Included in your election packet is a personal election form detailing your outstanding options that are eligible for the offer. You can also obtain this information by contacting Wachovia Bank at (877) 828-0483.

        Please see Section 2 under the heading "The Offer" in this offering statement for additional information.

34.    Who can you talk to if you have questions about the offer?

        Any questions concerning the offer, this offering statement or any other document accompanying or referred to in this offering statement, and any request for additional copies of any such documents, may be directed to Wachovia Bank at (877) 828-0483 or by mail to Wachovia Bank, N.A., PA 1328, 123 S. Broad St., Philadelphia, PA 19109-1199. We cannot and will not provide you any advice regarding your decision whether or not to tender your options. If you are in any doubt as to the action you should take, or the contents of this offering statement, you should immediately consult your usual financial or tax advisor.

        Please see Section 1, Section 10 and Section 16 under the heading "The Offer" in this offering statement for additional information.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

        Participation in the offer involves a number of potential risks, including those described below and elsewhere in this offering statement, including the tax implications noted in Section 14. You should carefully consider all of such risks and speak with your investment or tax advisor before deciding whether or not to participate in the offer. In addition, we strongly urge you to read this offering statement in its entirety and all other documents relating to the offer before deciding whether or not to participate in the offer.

        In deciding whether to participate in the offer, you should consider these risks, as well as the various risks that are a part of our and our subsidiaries' business. Such risks include, but are not limited to, our ability, together with our subsidiaries, to sustain and grow revenues and cash from operations, customer demand and growth, competition from other media companies and content providers, our ability to comply with covenants under our indebtedness, pending and future dispositions, perceptions of the financial community and rating agencies of our consolidated business, operations, financial condition and the industry in which we and our subsidiaries operate, the regulatory environment in which we and our subsidiaries operate, general economic conditions, other risks and uncertainties inherent in our and our subsidiaries' business and other factors described in our filings with the SEC.

You will lose the potential benefit of any vested options you currently own that are cancelled in the offer.

        Even if the options you tender in the offer were vested or were scheduled to vest prior to the grant date of the restricted shares, your restricted shares will not vest, subject to acceleration upon the occurrence of your death or disability, for at least one year from the grant date. Consequently, you will not have the right to transfer any of your restricted shares until, at the earliest, December 30, 2006, and if your employment is terminated (other than due to your death or disability) prior to any of the vesting dates, your unvested restricted shares will be cancelled and you will have no further rights to them.

If you currently own options that have an exercise price of $30.44 per share or higher, you will not receive any consideration for tendering those options.

        If you want to participate in the offer, you must tender all of your options, regardless of when granted or the exercise price. However, any option you tender that has an exercise price of $30.44 or above will be cancelled upon expiration of the offer and you will not receive any consideration for such tender. You will only receive restricted shares in exchange for options that have an exercise price per share of less than $30.44. You should take this into consideration before you decide whether to tender all of your options pursuant to the offer.

If our stock price increases after the date that your tendered options are cancelled, the restricted shares that you receive in the offer may be worth less than the options you tendered.

        Although the market price of our Class A common stock is currently lower than the exercise prices of the options eligible for tender pursuant to the offer, the market price of such stock may increase in the future. If you tender your options and the price of our Class A common stock increases above the exercise price of your options during the term of such options, the value of the restricted shares that you receive in exchange for your tendered options may be less than the value of the Class A common stock in excess of the aggregate exercise price of your options. In other words, if the price of our Class A common stock increases to a price that exceeds the exercise price of the options you tendered, your options, if you had not tendered them, might have ended up worth more than the restricted shares you receive in the exchange. Therefore, we cannot guarantee that the value of the restricted shares that you receive in the offer will be higher than what you would receive if you do not exchange your options. Further, we cannot guarantee that the value of the restricted shares at the time they vest will be higher than or equal to the value of the restricted shares at the time you receive them.

THE OFFER

1.    Purpose of the Offer

        We consider equity compensation to be a critical component of employee compensation. Equity compensation is intended to attract, retain, reward and motivate employees to align their interests with the interests of our stockholders though stock ownership.

        All of our outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are higher than the current fair market value of our common stock, thus substantially eliminating their value as a means to retain, reward and motivate our employees. By giving our employees the opportunity to tender their outstanding and unexercised options for restricted shares, we believe that employee and stockholder interests will be better aligned than with out-of-the-money options, thereby creating an incentive for our employees to remain with us and contribute to meeting our business and financial objectives, as well as to create value for our stockholders. This is a discrete, one-time offer and you should take this into account in deciding whether to participate and tender your options in the offer. It is impossible to predict whether we would ever make a similar offer in the future, but we have no present plan to do so.

        We considered a variety of alternatives to address the issue of lost equity value in our compensation program. Ultimately, we determined that the opportunity to choose between the more certain benefit associated with restricted shares, and the potentially more valuable, though less certain, benefit you would realize by retaining your options, would be valuable to employees. Additionally, by exchanging options for restricted shares, we are reducing the number of shares of common stock subject to equity awards, thereby reducing potential dilution to our stockholders and freeing up additional shares for future equity awards.

        Additionally, we are making the offer instead of lowering the price of your existing options because repricing outstanding options could result, under the financial accounting rules, in our recognition of significant charges in our financial statements that would reduce our reported earnings, if any, for each fiscal quarter that the repriced options remain outstanding. This could have a negative impact on our earnings and earnings per share, if any, and the price of our common stock.

        Although the Compensation Committee of our Board of Directors has approved the making of the offer, neither we nor our Board of Directors make any recommendation as to whether you should or should not participate in the offer. You should not consider the approval of the making of the offer by the Compensation Committee to be a recommendation as to whether you should or should not participate in the offer. You must make your own decision whether or not to participate in the offer and tender your options.

2.    Eligibility

        We are offering eligible employees the opportunity to exchange eligible options to purchase our common stock for restricted shares of our Class A common stock, as described in detail below.

  Eligible Employees

        All of our employees are eligible to participate in the offer, except that none of the following are eligible to participate in the offer: (i) our executive officers, whether or not also members of our Board of Directors; (ii) non-employee members of our Board of Directors; and (iii) our former employees and 14 retirees. Additionally, consultants and other independent advisors who provide services to us are not eligible to participate in the offer.

        Employees on an authorized leave of absence are eligible to participate in the offer. An authorized leave of absence is a leave of absence that has been approved in accordance with our policies and practices, at the end of which it is expected that you will return to active employment. Authorized leaves include approved family leave, administrative leave, education leave, personal leave and military leave. Deadlines are not extended for persons on authorized leaves of absence.

        Participation in the offer does not confer upon you the right to remain employed by us and, therefore, your employment may be terminated by us or by you at any time. Your rights with respect to the offer in the event that you are no longer employed by us at any time are as follows:

  •
  Termination before the expiration of the offer—If, for any reason, your employment with us terminates after you tender your options but before the expiration of the offer, you will not be eligible to participate in the offer. Therefore, your tender will be voided, your options will remain outstanding and your rights with respect to all of your options will continue to be governed by the provisions of our 2004 Equity Incentive Plan (formerly the 1995 Stock Option Plan) pursuant to which they were granted. A description of the 2004 Equity Incentive Plan can be found in Section 9 of this offering statement.

  •
  Termination after the grant of the restricted shares—If your employment with us terminates after the grant of the restricted shares, you will already have been granted your restricted shares and your rights with respect to those shares will be governed by the provisions of our 2004 Equity Incentive Plan pursuant to which the restricted shares were granted and your Restricted Shares Agreement evidencing the grant of the restricted shares.

Your employment is "terminated" if you die, become disabled, retire or resign, or if your employment is terminated, either by us or by you.

  Eligible Options

        Eligible options include, and if you determine to participate in this offer, you must tender, all of your outstanding and unexercised options granted under our 2004 Equity Incentive Plan. You may not tender some of your eligible options and keep the balance.

        We are not taking into consideration whether or not your options have vested. Consequently, all of your options granted under our 2004 Equity Incentive Plan may be tendered in the offer, whether vested or not yet vested.

        The offer is only being made for outstanding and unexercised eligible options and does not in any way apply to shares purchased, whether upon the exercise of options or otherwise. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to the offer. If you have exercised an option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange. Options for which you have properly submitted a properly executed exercise form prior to the date you tendered the option for exchange will be considered exercised to that extent, whether or not you have received confirmation of the exercise or the shares purchased.

        As of November 29, 2005, options to purchase an aggregate of 949,776 shares of common stock were eligible for exchange pursuant to the offer. If all of such eligible options are exchanged in the offer, an aggregate of 160,194 restricted shares will be granted.

        Included in your election packet is a personal election form detailing your outstanding options that are eligible to be tendered pursuant to the offer. You can also obtain this information by contacting Wachovia Bank at (877) 828-0483.

  Exchange of Options by Executive Officers

        On November 29, 2005, Vincent Young, our Chairman and CEO, Deborah A. McDermott, our President, and James A. Morgan, our Executive Vice President and CFO, pursuant to an exchange agreement entered into between us and each of them, exchanged an aggregate of 2,198,375 options, representing all of their respective outstanding and unexercised options, for an aggregate of 318,791 deferred stock units granted under our 2004 Equity Incentive Plan. We entered into these exchange agreements and effected the exchanges thereunder for the same reasons we are making the offer to you described in this offering statement.

        The methodology used to determine the exchange ratios applied to calculate the number of deferred stock units received by Messrs. Young and Morgan and Ms. McDermott in exchange for their options was the same methodology used to determine the exchange ratios described in this offering statement relating to the offer. The deferred stock units vest on the same schedule and under the same circumstances as the restricted shares offered hereunder. However, Messrs. Young and Morgan and Ms. McDermott will not receive any actual shares of our common stock under their deferred share agreements until after he or she terminates employment with us. Thus, such persons will not be entitled to vote deferred stock units nor will they be able to sell or transfer their deferred stock units until shares of common stock have been delivered to them after their termination of employment.

        Please see Section 9 ("Consideration; Terms of Restricted Shares—Description of the 2004 Equity Incentive Plan—Summary of Awards Under the 2004 Equity Incentive Plan—Deferred Shares") for a description of our deferred stock units.

3.    Number of Restricted Shares

        In exchange for tendering all of your options, you will receive a number of restricted shares computed based upon the number of options tendered as shown in the table below:

If the option that you tender was granted on:	And has an exercise price of:	You will receive:
February 10, 1995	$19.75	One restricted share for every 9.54 shares underlying options tendered for exchange
November 19, 1996	$30.44	No restricted shares or other consideration in exchange
November 20, 1996	$30.75	No restricted shares or other consideration in exchange
February 13, 1998	$43.50	No restricted shares or other consideration in exchange
October 13, 1998	$24.50	One restricted share for every 19.59 shares underlying options tendered for exchange
April 27, 2000	$20.44	One restricted share for every 7.11 shares underlying options tendered for exchange
November 1, 2000	$22.06	One restricted share for every 6.46 shares underlying options tendered for exchange
February 7, 2001	$35.06	No restricted shares or other consideration in exchange
October 3, 2001	$15.08	One restricted share for every 3.82 shares underlying options tendered for exchange
October 30, 2002	$10.05	One restricted share for every 2.61 shares underlying options tendered for exchange

        The number of restricted shares for which a given number of options will be exchanged was based upon the Compensation Committee's good faith determination, in consultation with an independent compensation consultant, of the relative value of your options and the restricted shares at the time the determination was made. In determining these relative values, the Compensation Committee and the independent consultant utilized the Black-Scholes valuation model and considered such other information as they deemed relevant. Because option valuation is inherently subjective and imprecise, our determination of the exchange rate for your tendered options for purposes of this offer is final. No fractional restricted shares will be awarded.

        You should understand that even though you will be required to tender all of your outstanding and unexercised options if you wish to participate in this offer, you will only receive restricted shares in exchange for those options that have an exercise price lower than $30.44 per share. In other words, we will cancel all options you tender, but you will receive restricted shares in exchange for only some of those tendered options.

4.    Procedures for Participating in the Offer

        You do not have to participate in the offer and there are no repercussions if you choose not to participate in the offer. Participating or not participating in the offer will not affect in any way your employment status. Furthermore, participating or not participating in the offer will not affect in any way your eligibility to receive future grants of options, if any, or restricted shares. If you decide not to participate in the offer, you do not need to do anything.

  Proper Tender of Options

        To participate in the offer, you must properly complete, sign and date the election form included with this offering statement and mail, fax or deliver the election form to Wachovia Bank so that they receive it no later than 5:30 p.m., Eastern Time, on December 30, 2005, the expiration of the offer (or such later date and time if we extend the offer).

        The election form must be executed by the employee who tendered the options to be cancelled. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on or attached to the election form.

        If you do not submit an election form prior to the expiration of the offer, or if you submit an incomplete or incorrectly completed election form, you will be considered to have rejected the offer.

        The method of delivery of all documents, including your election form, is at your risk. If you wish to deliver your election form by regular mail, we urge you to mail the form sufficiently in advance of the expiration to ensure we receive it prior to the expiration of the offer. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. We will strictly enforce the terms regarding expiration and there can be no exceptions to the expiration time.

        You do not need to return your existing stock option agreement if you elect to accept the offer as it will be automatically cancelled if we accept your tendered options. You will only be required to return your existing stock option agreement upon our request.

  Withdrawal Right

        You may change your election and withdraw your tendered options from the offer only if you properly complete, sign and date the withdrawal form included with this offering statement and mail, fax or deliver the withdrawal form to Wachovia Bank so that they receive it no later than 5:30 p.m.,

Eastern Time, on December 30, 2005, the expiration of the offer (or such later date and time if we extend the offer).

        You may also withdraw your tendered options pursuant to Rule 13e-4(f)(2)(ii) of the Securities Exchange Act of 1934 if such tendered options have not been accepted by us for cancellation within 40 business days from the commencement of the offer.

        The withdrawal form must be executed by the employee who tendered the options to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on or attached to the withdrawal form.

        If you wish to withdraw any tendered option, you must withdraw all of your tendered options. You may not withdraw some but not all of your tendered options.

        The method of delivery of all documents, including your withdrawal form, is at your risk. If you wish to deliver your withdrawal form by regular mail, we urge you to mail the notice sufficiently in advance of the expiration date to ensure we receive it prior to the expiration. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. We will strictly enforce the expiration and there can be no exceptions to the expiration time.

        Once you have withdrawn your tendered options, you may retender your options for exchange before the expiration of the offer only by again following the delivery procedures described in this offering statement.

  Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

        We will determine, in our discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of options or withdrawal of tendered options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of or withdrawals of tendered options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered options which are not validly withdrawn. We may waive, as to all eligible employees, any defect or irregularity in any tender with respect to any particular options. We may also waive any of the conditions of the offer. If we waive any such defect, irregularity or condition as to one eligible employee, we will waive such defect, irregularity or condition as to all eligible employees. No tender of options or withdrawal of tendered options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.

5.     Acceptance of Options for Exchange and Cancellation; Grant of Restricted Shares

        The offer is scheduled to expire at 5:30 p.m., Eastern Time, on December 30, 2005. Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time or from time to time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day immediately following the previously scheduled expiration date of the offer.

        Upon the terms and subject to the conditions of the offer, we expect to cancel all options properly tendered and not validly withdrawn upon the expiration of the offer. Shares underlying canceled options will be returned to the pool of authorized but unissued shares of our common stock that may be granted under our 2004 Equity Incentive Plan. If you elect to exchange your eligible options and you do so according to the procedures described in this offering statement, you will have accepted the offer. Our acceptance of your eligible options for tender will form a binding agreement between you and us on the terms and subject to the conditions of the offer upon the expiration of the offer.

        When we accept your tendered options for exchange and we cancel those options, you will have no further rights with respect to those options. By tendering your options, you agree that the applicable stock option agreement(s) will terminate upon our cancellation of your tendered options.

        If your tendered options are accepted and cancelled, you will be granted your restricted shares effective as of 5:30 p.m., Eastern Time, on December 30, 2005. Those restricted shares will be evidenced by a stock certificate representing such shares, which will be initially held by Wachovia Bank, as custodian under our 2004 Equity Incentive Plan. Before we issue your restricted shares to be held by Wachovia Bank, you will be required to execute a Restricted Shares Agreement, which will be delivered to you for execution promptly after the expiration of the offer.

        Upon each vesting date, subject to the terms of the 2004 Equity Incentive Plan and the Restricted Shares Agreement governing your restricted shares, you will be entitled to receive a stock certificate evidencing the vested shares, free from restriction on trading and transferability. Shortly before each vesting date Wachovia Bank will send you an information form upon which you will be requested to indicate delivery instructions for your share certificates.

        If we extend the offer, we will continue to accept properly completed election forms until the new expiration date, and the cancellation date of the tendered options and the grant date of the restricted shares will be similarly extended.

        If you elect not to participate in the offer, your options will remain outstanding until they terminate, expire by their terms or are exercised. They will retain their current exercise price and other terms and conditions pursuant to our 2004 Equity Incentive Plan and the stock option agreement(s) pursuant to which the options were granted.

6.     Extension of Offer; Termination; Amendment

        We may, from time to time, extend the period of time during which the offer is open and delay accepting any options tendered to us, in addition to the procedure set forth in Section 5, by giving oral or written notice of the extension to employees. If we extend the offer, we will continue to accept properly completed election forms until the new expiration, and the cancellation of the tendered options and the grant of the restricted shares will be similarly extended.

        We also expressly reserve the right, in our reasonable judgment, prior to the expiration, to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 7, by, in addition to the procedure set forth in Section 5, giving oral or written notice of the termination, amendment or postponement to employees. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) of the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to employees or by decreasing the number of options being sought in the offer.

        Amendments to the offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the offer will be disseminated promptly to employees in a manner reasonably designated to inform employees of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) of the Securities Exchange Act of 1934. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

7.     Conditions of the Offer

        Notwithstanding any other provision of the offer, we will not be required to accept any options tendered pursuant to the offer, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any tendered options, in each case, subject to Rule 13e-4(f)(5) of the Securities Exchange Act of 1934, if at any time on or after the commencement of the offer and before the expiration of the offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with the acceptance and cancellation of the options tendered for exchange:

        (a)   there shall have been instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of restricted shares, or otherwise relates in any manner to the offer or that, in our reasonable judgment will materially and adversely affect our business, condition (financial or other), income, operations or prospects;

        (b)   there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would:

  •
  make the acceptance for exchange of, or issuance of restricted shares for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

  •
  delay or restrict our ability, or render us unable, to accept for exchange, or grant restricted shares for, some or all of the tendered options; or

  •
  materially and adversely affect our business, condition (financial or other), income, operations or prospects;

        (c)   there shall have occurred:

  •
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

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  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

  •
  any material decrease in the market price of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or of our subsidiaries or affiliates or on the trading in our common stock;

  •
  any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or of our subsidiaries or affiliates or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

  •
  in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

  •
  any decline in either the Dow Jones Industrial Average, the New York Stock Exchange or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on November 29, 2005;

        (d)   there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer or the restricted share grants;

        (e)   a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

  •
  any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 30, 2005;

  •
  any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 30, 2005 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding common stock; or

  •
  any person, entity or group shall have filed a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

        (f)    any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries or affiliates that, in our reasonable judgment, is or may be materially adverse to us.

        The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration. We may waive them, in whole or in part, at any time and from time to time prior to the expiration, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described above will be final and binding upon all persons.

8.     Price Range of Common Stock

        The options eligible to be tendered pursuant to the offer are not publicly traded. However, upon exercise of an option, the optionholder becomes an owner of our common stock, which is traded on The Nasdaq National Market under the symbol "YBTVA".

        The following table shows the high and low closing sale price per share of Class A common stock as reported by The Nasdaq National Market for the quarters indicated.

	High	Low
2005:
First Quarter	$10.68	$7.68
Second Quarter	8.77	4.15
Third Quarter	4.94	3.30
Fourth Quarter (through November 29, 2005)	3.63	1.89
2004:
First Quarter	$21.89	$17.14
Second Quarter	18.22	12.60
Third Quarter	12.89	9.52
Fourth Quarter	12.34	9.49
2003:
First Quarter	$15.05	$10.49
Second Quarter	22.11	11.69
Third Quarter	24.92	18.69
Fourth Quarter	22.05	17.76

        On November 29, 2005, the closing price of our common stock on The Nasdaq National Market was $1.89 per share.

        We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options pursuant to the offer.

9.     Consideration; Terms of Restricted Shares

  Consideration

        The sole consideration you will receive for the options you tender in the offer will be the restricted shares under the terms of the offer. You will receive restricted shares for tendered options according to the methods summarized in Sections 3 and 4.

        The number of restricted shares for which a given number of options will be exchanged was based upon the Compensation Committee's good faith determination, in consultation with an independent compensation consultant, of the relative value of your options and the restricted shares at the time the determination was made. In determining these relative values, the Compensation Committee and the independent consultant utilized the Black-Scholes valuation model and considered such other information as they deemed relevant. Because option valuation is inherently subjective and imprecise, our determination of the value of the exchange rate for your tendered options for purposes of this offer is final.

        You should understand that even though you will be required to tender all of your outstanding and unexercised options if you wish to participate in this offer, you will only receive restricted shares in exchange for those options that have an exercise price lower than $30.44 per share. In other words, we will cancel all options you tender, but you will receive restricted shares in exchange for only some of those tendered options.

        The issuance of restricted shares pursuant to the offer will not create any contractual or other right of the recipients to receive any future grants of options, restricted shares or benefits instead of options or restricted shares or any right of continued employment.

    Description of Restricted Shares

        Vesting; Forfeiture.    Your restricted shares will have a different vesting schedule than your tendered options. You should note that even if the options you tender in the offer were vested or were scheduled to vest prior to the grant date of the restricted shares, all of the restricted shares you will receive if you participate in this offer will be unvested and subject to a new vesting schedule.

        Subject to accelerated vesting upon the occurrence of certain events specified in our 2004 Equity Incentive Plan, such as the death or disability of the employee, your restricted shares will vest over a three year period, with one third of your restricted shares vesting on each of the first three anniversaries of the grant date, which will be the date that the offer expires, so long as you have been continuously employed by us through the applicable vesting dates. For example, assume that you receive 750 restricted shares in exchange for your tendered options, with a grant date of December 30, 2005 (the actual grant date will be the date that we accept your tendered options pursuant to the offer). In this example, if you are employed by us or one of our subsidiaries on December 30, 2006, one-third of your 750 Restricted shares, or 250 shares (rounded up to the nearest whole share in the case of fractional shares), will vest on that date. If you are employed by us or one of our subsidiaries on December 30, 2007, another 250 shares will vest on that date. If you are employed by us or one of our subsidiaries on December 30, 2008, the remaining shares will vest on that date.

        With limited exceptions such as your death or disability, if your employment with us or one of our subsidiaries terminates before your restricted shares vest, you will forfeit the unvested shares. Once the restricted shares have vested, the shares will no longer be subject to forfeiture. If any restricted shares have vested prior to your date of termination, you will be entitled to keep those vested shares. In addition, we will not deliver any restricted shares to you if you have failed to sign and return your Restricted Shares Agreement to us.

        Governing Documents.    The restricted shares will be subject to the terms and conditions of our 2004 Equity Incentive Plan and a Restricted Shares Agreement, a form of which accompanies this offering statement. Promptly after the expiration of this offer, we will send to you a Restricted Shares Agreement personal to you for you to execute. You will not be entitled to receive any restricted shares pursuant to the offer if you fail to execute your personal Restricted Shares Agreement.

        SEC Registration.    Our common stock, including the restricted shares we intend to issue to eligible employees in the offer, has been registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8. Unless you are restricted by our insider trading policy or considered an "affiliate" of ours under the 1933 Act, when your restricted shares vest, you will be able to sell or otherwise transfer your shares free of any transfer restrictions under applicable securities laws.

        Other Terms and Conditions.    The restricted shares will be granted pursuant to our 2004 Equity Incentive Plan (formerly the 1995 Stock Option Plan), pursuant to which the options you tender for exchange were granted. A description of the 2004 Equity Incentive Plan follows.

    Description of the 2004 Equity Incentive Plan

        As of November 29, 2005, after giving effect to the previously described exchange by our three senior executives of 2,198,375 options for 318,791 deferred stock units, there were 1,447,235 shares of common stock available for issuance pursuant to our 2004 Equity Incentive Plan (formerly the 1995 Stock Option Plan). The common stock underlying any option tendered and canceled will return to the pool of authorized but unissued shares under our 2004 Equity Incentive Plan, so that if all 949,776 eligible options are tendered in the offer and cancelled, there would be 2,236,817 shares available for issuance pursuant to the 2004 Equity Incentive Plan after the grant of 160,194 restricted shares on the grant date. The following is a summary of general terms of our 2004 Equity Incentive Plan and is subject to, and qualified in its entirety by the actual provisions of our 2004 Equity Incentive Plan.

  Purpose

        The 2004 Equity Incentive Plan is intended to allow selected of our or our affiliates' employees, officers and consultants to acquire or increase equity ownership in us, thereby strengthening their commitment to our success and stimulating their efforts on our behalf of our company, and to assist us and our affiliates in attracting new employees, officers and consultants and retaining existing employees, officers and consultants. The 2004 Equity Incentive Plan is also intended to provide cash incentive compensation opportunities that are competitive with those of other peer corporations, to optimize our and our affiliates' profitability and growth through incentives which are consistent with our goals, to provide grantees with an incentive for excellence in individual performance, and to promote teamwork among employees, officers and consultants.

  Administration

        The 2004 Equity Incentive Plan is administered by the Compensation Committee of our Board of Directors (the "Committee"). If and to the extent that compliance with Rule 16b-3 under the Securities Exchange Act of 1934 or the performance-based exception to tax deductibility limitations under Code Section 162(m) is desirable, the Committee must be comprised of two or more directors who qualify as "non-employee directors" under Rule 16b-3 and "outside directors" under Code Section 162(m). Subject to the terms of the 2004 Equity Incentive Plan, the Committee has full power and discretion to select those persons to whom awards will be granted; to determine the amounts and terms of awards; to amend or change the terms of any award agreement, including but not limited to the term, the vesting schedule and/or the exercise price; to cancel, with the grantee's consent, outstanding awards and to grant new awards in substitution therefor; to determine and change the conditions, restrictions and performance criteria relating to any award; to determine the settlement, cancellation, forfeiture, exchange or surrender of any award; to make adjustments in the terms and conditions of awards in recognition of unusual or nonrecurring events including, but not limited to, changing the exercise price of any award; to construe and interpret the 2004 Equity Incentive Plan and any award agreement; to establish, amend and revoke rules and regulations for the administration of the 2004 Equity Incentive Plan; to make all determinations deemed necessary or advisable for administration of the 2004 Equity Incentive Plan; and to exercise any powers and perform any acts it deems necessary or advisable to administer the 2004 Equity Incentive Plan.

        The Committee may delegate any or all of its administrative authority to our Chief Executive Officer, except with respect to awards to executive officers and awards that are intended to comply with the performance-based exception to tax deductibility limitations under Code Section 162(m).

  Eligibility

        The 2004 Equity Incentive Plan provides for awards to our and our affiliates' employees, potential employees, officers and potential officers and to our and our affiliates' consultants and potential consultants. Some awards will be provided to officers and others who are deemed by us to be "insiders" for purposes of Section 16 of the Securities Exchange Act of 1934. An affiliate is defined in the 2004 Equity Incentive Plan as any entity, individual, venture or division that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with us.

        The 2004 Equity Incentive Plan also provides that a former employee or officer of us may receive an award to the extent that the former employee or officer is entitled to receive an award under the terms of an employment agreement or similar contract entered into prior to the former employee's or officer's termination of employment. In addition, the 2004 Equity Incentive Plan provides that if we acquire another corporation or other entity (an "Acquired Entity") as a result of a merger or consolidation of the Acquired Entity into us or any of our affiliates or as a result of the acquisition of the stock or property of the Acquired Entity by us or any of our affiliates, the Committee may grant awards ("Acquired Entity Awards") to the current and former employees, consultants and non-employee directors of the Acquired Entity in substitution for options and other stock-based awards granted by the Acquired Entity.

        Non-employee directors are not eligible to receive awards under the 2004 Equity Incentive Plan.

  Offering of Common Stock

        The stock delivered to settle awards made under the 2004 Equity Incentive Plan may be authorized and unissued shares or treasury shares, including shares repurchased by our company for purposes of the 2004 Equity Incentive Plan. If any shares subject to any award granted under the 2004 Equity Incentive Plan or the Prior Plan are forfeited or otherwise terminated without delivery of shares, the shares subject to such awards will again be available for issuance under the 2004 Equity Incentive Plan. In addition, any shares withheld or applied as payment for shares issued upon exercise of an award or for the withholding or payment of taxes due upon exercise of the award will again be available for grant under the 2004 Equity Incentive Plan.

        If a dividend or other distribution, recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme or arrangement, split-up, spin-off or combination, or similar transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of grantees, the Committee will make an equitable change or adjustment as it deems appropriate in the number and kind of securities subject to or to be issued in connection with awards (whether or not then outstanding) and the exercise price or grant price relating to an award.

        In connection with an Acquired Entity's merger or consolidation into, or acquisition by, us or any of our affiliates, the Committee may grant Acquired Entity Awards to current and former employees, consultants and non-employee directors of the Acquired Entity in substitution of stock or other stock-based awards granted to such individuals by the Acquired Entity. The Acquired Entity Awards are intended to preserve the economic value of the awards held by the current and former employees, consultants and non-employee directors of the Acquired Entity immediately prior to its merger or consolidation into, or acquisition by, us or any of our affiliates. Acquired Entity Awards will not count against the overall limit on the number of shares of common stock available for issuance under the 2004 Equity Incentive Plan nor will they count against the individual limits on awards described below.

  Limits On Awards

        The 2004 Equity Incentive Plan limits the number of shares and the amount of cash that may be issued as awards. Awards, such as stock options, stock appreciation rights, restricted shares or performance shares, that are determined by reference to the value of shares or appreciation in the value of shares may not be granted to any individual in any calendar year for an aggregate number of shares of common stock in excess of 500,000, no more than 250,000 of which may be in restricted shares or performance shares. In addition, the maximum potential value of any award that may be granted to our Chief Executive Officer or any of our other four highest compensated officers in any calendar year other than annual incentive awards, stock options, stock appreciation rights, restricted shares or performance shares (or any other award which is determined by reference to the value of shares or appreciation in the value of shares) may not exceed 200% of salary as of the beginning of such calendar year or 600% of salary as of the beginning of the performance period commencing in such calendar year with respect to awards with a performance period of more than one year. For purposes of the preceding sentence, no more than $2,000,000 of salary may be taken into account. The maximum value of an annual incentive award that can be paid to any individual is 25% of the annual incentive award bonus pool as described below in "Annual Incentive Awards."

  Summary of Awards Under the 2004 Equity Incentive Plan

        The 2004 Equity Incentive Plan permits the granting of any or all of the following types of awards to all grantees:

  •
  stock options including incentive stock options ("ISOs") and stock appreciation rights ("SARs");

  •
  restricted shares and deferred stock;

  •
  dividend equivalents;

  •
  performance units;

  •
  performance shares;

  •
  annual incentive awards; and

  •
  other stock-based awards.

        Generally, awards under the 2004 Equity Incentive Plan are granted for no consideration other than prior and future services. Awards granted under the 2004 Equity Incentive Plan may, in the discretion of the Committee, be granted alone or in addition to, in tandem with or in substitution for, any other award under the 2004 Equity Incentive Plan or other plan of ours. The material terms of each award will be set forth in a written award agreement between the grantee and us.

  Stock Options and SARs.

        The Committee is authorized to grant stock options, including ISOs (except that ISOs may not be granted to non-employee consultants), and SARs. A stock option allows a grantee to purchase a specified number of shares at a predetermined price during a fixed period measured from the date of grant. An SAR entitles the grantee to receive the excess of the fair market value of a share on the date of exercise over the grant price of the SAR. The purchase price per share of stock subject to a stock option and the grant price of an SAR is determined by the Committee and set forth in the award agreement. In general, the purchase price per share under a stock option and the grant price per share of an SAR may not be less than the fair market value per share on the date of grant. However, an SAR granted in tandem with an outstanding stock option may have a grant price equal to the exercise price of the stock option to which it relates.

        The term of each option or SAR is determined by the Committee and set forth in the award agreement, except that the term of a stock option and an SAR may not exceed ten years. Such awards are exercisable in whole or in part at such time or times as determined by the Committee and set forth in the award agreement. Options may be exercised by payment of the purchase price in cash, stock, other outstanding awards or as the Committee determines. Methods of exercise and settlement and other terms of the SARs will be determined by the Committee.

        Except as otherwise provided in an award agreement, if a grantee of an option or an SAR terminates employment (1) for a reason other than retirement, death, disability or cause, the option or SAR to the extent vested at termination will remain exercisable for a period of ninety days or (2) by reason of retirement, death or disability, the option or SAR will immediately vest and remain exercisable for a one-year period. However, in no case will options or SARs be exercisable for a period of more than ten years from the date of grant.

  Restricted Shares

        The Committee may award restricted shares consisting of shares which remain subject to a risk of forfeiture and may not be disposed of by grantees until certain restrictions established by the Committee lapse. A grantee receiving restricted shares will have all of the rights of a stockholder of our company, including the right to vote the shares and the right to receive any dividends, except as otherwise provided in the award agreement.

        Unless otherwise provided in the award agreement, upon termination of employment during the restriction period by reason of death or disability, restricted shares will become immediately vested. Upon termination of employment for any other reason during the restriction period, restricted shares will be forfeited subject to such exceptions, if any, as are provided in the award agreement.

  Deferred Shares

        The Committee may make deferred stock awards, generally consisting of a right to receive shares at the end of specified deferral periods. Awards of deferred stock are subject to such limitations as the Committee may impose in the award agreement, which limitations may lapse at the end of the deferral period, in installments or otherwise. Deferred stock awards carry no voting or other rights associated with stock ownership unless and until the shares are actually delivered at the end of the deferral period. Except as otherwise provided in the award agreement, grantees will receive dividend equivalents with respect to deferred stock, which will be deemed to be reinvested in additional shares of deferred stock unless the Committee determines to make payment in cash.

        Unless otherwise provided in the award agreement, upon termination of employment by reason of death or disability during the deferral period, deferred stock will become immediately vested and will be promptly settled with delivery of unrestricted shares. Upon termination of employment for any other reason during deferral period, deferred stock to the extent it is not vested will be forfeited (unless otherwise provided in the award agreement) and vested deferred stock will be promptly settled with delivery of unrestricted shares.

  Dividend Equivalents.

        The Committee is authorized to grant dividend equivalents which provide a grantee the right to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents. Dividend equivalents may be paid directly to grantees or may be deferred for later delivery under the 2004 Equity Incentive Plan. To the extent that dividend equivalents have been credited in connection with an award and such award is forfeited, the respective dividend equivalents will also be forfeited.

  Payment and Deferral of Awards.

        Awards may be settled in cash, stock, other awards or other property, in the discretion of the Committee. The Committee may require (to the extent provided in the award agreement) or permit grantees to defer the distribution of all or part of an award in accordance with such terms and conditions as the Committee may establish. The 2004 Equity Incentive Plan authorizes the Committee to place shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2004 Equity Incentive Plan. The Committee may condition the payment of an award on the withholding of taxes and may provide that a portion of the stock or other property to be distributed will be withheld to satisfy such tax obligations.

  Transfer Limitations on Awards.

        Awards granted under the 2004 Equity Incentive Plan generally may not be pledged or otherwise encumbered and generally are not transferable except by will or by the laws of descent and distribution. Each award will be exercisable during the grantee's lifetime only by the grantee or, if permitted under applicable law, by the grantee's guardian or legal representative. However, transfers of awards for estate planning purposes may be permitted in the discretion of the Committee.

  Amendment and Termination of the 2004 Equity Incentive Plan

        The 2004 Equity Incentive Plan may be amended, altered, suspended, discontinued or terminated by our Board of Directors without further stockholder approval, unless such approval of an amendment or alteration is required by law or regulation or under the rules of any stock exchange or automated quotation system on which the common stock is then listed or quoted. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable treatment of grantees on such approval, although our Board of Directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable.

        In addition, subject to the terms of the 2004 Equity Incentive Plan, no amendment or termination of the 2004 Equity Incentive Plan may materially and adversely affect the right of a grantee under any award granted under the 2004 Equity Incentive Plan.

        Unless earlier terminated by the Board, the 2004 Equity Incentive Plan will terminate when no shares remain reserved and available for issuance or, if earlier, on February 2, 2014. The terms of the 2004 Equity Incentive Plan shall continue to apply to any awards made prior to the termination of the 2004 Equity Incentive Plan until we and our affiliates have no further obligation with respect to any award granted under the 2004 Equity Incentive Plan.

10.
Information Concerning Young Broadcasting Inc.

        We own and operate ten television stations in geographically diverse markets and a national television sales representation firm, Adam Young Inc. Five of the stations are affiliated with American Broadcasting Companies, Inc. ("ABC"), three are affiliated with CBS Inc. ("CBS"), one is affiliated with National Broadcasting Company, Inc. ("NBC"), and one station is an independent station. In addition, we operate a separate UPN network affiliate using the digital broadcast facilities of our Sioux Falls station. Each of our stations is owned and operated by a direct or indirect subsidiary. We are presently the eighth largest ABC network affiliate group in terms of households reached. KRON-TV, San Francisco, California ("KRON"), is our independent VHF station operating in the San Francisco market, which is ranked as the sixth largest television market in terms of population.

        We are a Delaware corporation that was founded in 1986 by Vincent Young and his father, Adam Young. Vincent Young, our Chairman, has over 25 years of experience in the television broadcast industry. Adam Young died on November 15, 2004. Until his death, Mr. Young served as the Treasurer and as a director of our company.

        Our principal offices are located at 599 Lexington Avenue, New York, New York 10022, and our telephone number is (212) 754-7070.

        The following table summarizes certain of our consolidated financial data for the periods indicated. The summary financial information set forth below for the two fiscal years ended December 31, 2004 has been derived from the audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2004. The summary financial information set forth below for the nine months ended September 30, 2005 and September 30, 2004 has been derived from the unaudited financial statements contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2005. More comprehensive financial information is included in the Form 10-K for the fiscal year ended December 31, 2004, and other documents we have filed with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes and the Management's Discussion and Analysis of

Financial Condition and Results of Operations in the Form 10-K for the fiscal year ended December 31, 2004 and the Form 10-Q for the quarter ended September 30, 2005. 30

	Year Ended December 31,		Nine Months Ended September 30,
	2003	2004	2004	2005
	(dollars in thousands, except per share amounts)
			(unaudited)
Statement of Operations Data:
Net revenue(1)	$202,170	$223,908	$161,084	$143,855
Operating expenses, including selling, general and administrative expenses	131,327	137,253	102,119	105,176
Amortization of program license rights	20,054	19,111	13,874	16,897
Depreciation and amortization	25,333	26,091	19,506	17,243
Corporate overhead	13,234	19,143	13,913	9,882

Operating income (loss)	12,222	22,310	11,672	(5,343)
Interest expense, net	(64,792)	(64,498)	(48,817)	(46,683)
Non-cash change in market valuation of swaps	(3,130)	(20)	(62)	(1,540)
Loss on extinguishments of debt	—	(5,323)	(5,323)	(18,626)
Other (expenses) income, net	473	(404)	(565)	(449)

Loss from continuing operations before benefit (provision) for income taxes and cumulative effect of accounting change	(55,227)	(47,935)	(43,095)	(72,641)
Benefit (provision) from income taxes	3,595	—	—	(15,234)

Loss from continuing operations	(51,632)	(47,935)	(43,095)	(87,875)
Income from discontinued operations, net of taxes (including gain on sale of $3.5 million in 2004 and $11.2 million for the nine months ended September 30, 2005)	2,515	3,659	97	11,204

Net loss	$(49,117)	(44,276)	(42,998)	(76,671)

Basic loss from continuing operations per common share before cumulative effect of accounting change	$(2.61)	(2.41)	$(2.16)	$(4.33)
Income from discontinued operations, net	$0.13	0.18	—	0.55

Basic net loss per common share	(2.48)	(2.23)	$(2.16)	$(3.78)

Basic shares used in earnings per share calculation	19,783,227	19,881,802	19,924,151	20,263,163
Ratio of earnings to fixed charges(2)	—	—	—	—
Book value per share	$1.43	$(0.66)	$(0.61)	$(4.31)
Other Financial Data:
Cash flow provided by (used in) operating activities	7,546	(16,903)	(22,414)	(58,359)
Cash flow (used in) provided by investing activities	(15,870)	4,626	(9,960)	1,069
Cash flow provided by (used in) financing activities	229,068	(225,042)	(224,868)	45,615
Payments for program license liabilities	20,351	18,964	13,772	16,731
Capital expenditures	18,282	12,073	10,138	4,635
Balance Sheet Data (as of end of Period):
Total assets	1,061,664	804,267	797,558	797,849
Long-term debt (including current portion)(3)	966,631	740,438	740,966	784,789
Stockholders' equity (deficit)	28,330	(13,163)	(12,046)	(87,354)

(1)
Net revenue is total revenue net of agency and national representation commissions.

(2)
For the purposes of this ration, "fixed charges" are defined as interest, amortization of debt expense and a portion of rental expense representing the interest factor, and "earnings" are defined as income (loss) before income taxes, extraordinary items and fixed charges. Earnings were insufficient to cover fixed charges by $55,227,898 and $47,935,735 for the years ended December 31, 2003 and 2004, respectively, and $43,094,640 and $72,641,158 for the nine months ended September 30, 2004 and 2005, respectively.

(3)
Includes unamortized bond premium balances of $10.4 million and $8.5 million for the years ended December 31, 2003 and 2004, respectively, and unamortized bond premium balances of $9.0 million and $3.1 million for the nine months ended September 30, 2004 and 2005, respectively.

11.
Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options and Our Common Stock

        As of November 29, 2005, after giving effect to the previously described exchange by Vincent Young (Chairman and CEO) Deborah McDermott (President) and James Morgan (Executive Vice President and CFO) of an aggregate of 2,198,375 options for an aggregate of 318,791 deferred stock units, our executive officers and directors (8 persons) as a group held outstanding option awards to purchase a total of 78,821 shares of common stock, which represents approximately 5% of the shares subject to all options outstanding under the 2004 Equity Incentive Plan as of that date. None of these options may be tendered in the offer.

        The following table sets forth the ownership of each of our executive officers (as defined in the Securities Act of 1933) and directors of options outstanding as of November 29, 2005, after giving effect to the previously described exchange by Messrs. Young and Morgan and Ms. McDermott of 2,198,375 options for 318,791 deferred stock units.

Name of Beneficial Owner	Number of Options to Purchase Common Stock	Percentage of Total Options Outstanding (%)
Vincent Young	—	—
Deborah A. McDermott	—	—
James A. Morgan	—	—
Alfred J. Hickey, Jr.	25,525	1.6
David C. Lee	7,196	*
Leif Lomo	29,350	1.8
Richard C. Lowe	16,750	1.1
Reid Murray	—	—
All directors and executive officers as a group (8 persons)	78,821	5.0

*
Less than 1%

        Except as noted below, we have not and, to the best of our knowledge, none of our directors or executive officers has, engaged in transactions involving options to purchase our common stock or in transactions involving our common stock during the past 60 days.

        On November 29, 2005, Vincent Young, our Chairman and CEO, Deborah A. McDermott, our President, and James A. Morgan, our Executive Vice President and CFO, pursuant to an exchange agreement entered into between us and each of them, exchanged an aggregate of 2,198,375 options, representing all of their respective outstanding and unexercised options, for an aggregate of 318,791 deferred stock units granted under our 2004 Equity Incentive Plan.

        Except as otherwise described above, we are not and, to our knowledge, none of our executive officers or directors is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

        During the past 60 days, (i) we have not granted any options to purchase our common stock to our executive officers or directors and (ii) we have not, and to the best of our knowledge, our executive officers or directors have not, exercised any options to acquire common stock.

12.
Accounting Consequences of the Offer

        We will record a compensation expense in connection with the restricted shares equal to the value of the restricted shares granted. This expense will be recognized over the three year vesting period. If all eligible options are tendered, based on the closing sale price per share of our Class A common stock as reported by The Nasdaq National Market on November 28, 2005, that expense will be approximately $334,800, excluding the impact of forfeitures. With respect to the eligible options, variable accounting will commence upon commencement of the offer, and will continue with respect to each option until it is cancelled in the offer, or, if retained, until it is exercised, forfeited or expires.

        In addition, based on the closing sale price per share of our Class A common stock as reported by The Nasdaq National Market on November 28, 2005, we expect to incur a non-cash charge of approximately $666,275 (subject to reduction on forfeitures) over three years as a result of issuance on November 29, 2005 of deferred stock units to Vincent Young, Deborah McDermott and James Morgan.

13.
Legal Matters; Regulatory Approval

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our cancellation of options and issuance of restricted shares to employees as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or cancellation of our options as contemplated herein, other than such other approvals as have been or are expected to be obtained by us. We are unable to predict whether we may be required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation pursuant to the offer to accept any tendered options is subject to conditions, including the conditions described in Section 7.

14.
Material United States Federal Income Tax Consequences

        Important Notice.    The description set forth in this Section 14 is only a general summary of the material federal income tax consequences of the offer to U.S. citizens and residents. This summary does not discuss all the federal income tax consequences that may be relevant to you in light of your particular circumstances and is not intended to be applicable in all respects to all categories of eligible employees. For instance, this summary does not address taxes that may be due upon the sale of shares of our Class A common stock. We recommend that you consult your own tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this offer.

        General U.S. Federal Income Tax Consequences.    There will be no immediate tax consequences of receiving the restricted shares in exchange for your eligible options if you are a U.S. taxpayer or resident unless you make a section 83(b) election (as described below). You will recognize ordinary income equal to the fair market value of the restricted shares when they vest. We will determine the fair market value of the restricted shares based on the closing price of our Class A common stock as reported on the Nasdaq National Market on the applicable vesting date, or if not reported on such date, on the most recent trading day prior to such vesting date on such closing price is reported. Any dividends you receive on restricted shares before such shares vest will be taxable to you as ordinary income rather than as dividend income.

        Your tax basis in such shares will be equal to the fair market value at that date (that is, equal to the amount of ordinary income you recognize), and the capital gains holding period with respect to the restricted shares will commence upon when the restricted shares vest. Your subsequent disposition of the stock will ordinarily result in a capital gain or loss.

        Section 83(b) Election.    You may make an election, called a "section 83(b) election," to have the value of the restricted shares taxed as ordinary income when the restricted shares are granted to you rather than when they vest. The section 83(b) election must be made within 30 days after the restricted shares are granted. If you make a section 83(b) election, you will recognized ordinary income equal to the fair market value of the restricted shares as on the date of grant. If you make a section 83(b) election, any dividends you receive on restricted shares before such shares vest will be treated as dividend income.

        If you make a section 83(b) election, your tax basis will equal the fair market value of the restricted shares on the grant date and your capital gains holding period with respect to the restricted shares will commence on the grant date. Your subsequent disposition of the stock will ordinarily result in a capital gain or loss. Generally, we will be entitled to a tax deduction equal to any amount recognized as ordinary income by you with respect to your restricted shares. If you make a section 83(b) election and you subsequently forfeit your restricted shares, you will not be entitled to claim a loss or deduct any amount you previously included in income by reason of your section 83(b) election.

        U.S. Tax Consequences to our Company.    Generally, we will be entitled to a tax deduction equal to any amount recognized as ordinary income by you with respect to your restricted shares. To the extent that you are a "covered employee" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, we may not be entitled to a full deduction with respect to your restricted shares.

        Tax Consequences Upon Forfeiture.    If you forfeit your restricted shares, neither you nor we will recognize a loss for federal income tax purposes, unless you made a section 83(b) election.

        Withholding Taxes.    At the time you recognize ordinary income on the vesting of your restricted shares, you will have an income and payroll withholding tax obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. The ordinary income resulting from the vesting of the restricted shares or the making of section 83(b) election will be reflected in the Form W-2 reported to the Internal Revenue Service. In general, you may satisfy your income and payroll tax withholding obligation by any (or any combination) of the following means: (i) a cash payment, (ii) withholding from compensation otherwise payable to you, (iii) authorizing us to withhold from the vested restricted shares the number of shares that have a fair market value as of the date the withholding tax obligation arises that is equal to or less than the amount of the withholding obligation or (iv) delivering to us shares of our Class A common stock that that you have held for at least 6 months or purchased on the open market.

15.
Fees and Expenses

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the offer.

16.
Additional Information

        We have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this offering statement is a part. This offering statement does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC and incorporate herein by reference, before making a decision on whether to tender your options:

  •
  Our annual report on Form 10-K for the fiscal year ended December 31, 2004;

  •
  Our quarterly report on From 10-Q for the fiscal quarter ended September 30, 2005;

  •
  Our quarterly report on From 10-Q for the fiscal quarter ended June 30, 2005;

  •
  Our quarterly report on From 10-Q for the fiscal quarter ended March 31, 2005;

  •
  Our Current Report on Form 8-K filed with the Commission on September 30, 2005;

  •
  Our Current Report on Form 8-K filed with the Commission on September 15, 2005;

  •
  Our Current Report on Form 8-K filed with the Commission on August 30, 2005;

  •
  Our Current Report on Form 8-K filed with the Commission on August 16, 2005;

  •
  Our Current Report on Form 8-K filed with the Commission on August 8, 2005 (Item 3.03 and Exhibit 3.1 of Item 9.01 only);

  •
  Our Current Report on Form 8-K filed with the Commission on August 4, 2005;

  •
  Our Current Report on Form 8-K filed with the Commission on July 8, 2005;

  •
  Our Current Report on Form 8-K filed with the Commission on May 26, 2005;

  •
  Our Current Report on Form 8-K filed with the Commission on May 4, 2005;

  •
  Our Current Report on Form 8-K filed with the Commission on April 27, 2005;

  •
  Our Current Report on Form 8-K filed with the Commission on April 21, 2005;

  •
  Our Current Report on Form 8-K filed with the Commission on April 12, 2005;

  •
  Our Current Report on Form 8-K filed with the Commission on March 18, 2005;

  •
  Our Current Report on Form 8-K filed with the Commission on March 4, 2005;

  •
  Our Current Report on Form 8-K filed with the Commission on February 18, 2005;

  •
  Our Current Report on Form 8-K filed with the Commission on February 3, 2005;

  •
  Our definitive proxy statement relating to our 2005 Annual Meeting of Stockholders dated April 1, 2005; and

  •
  The description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

        These filings and other information about us can be inspected and copied at prescribed rates at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, reports, proxy statements and other information that we file with the SEC are publicly available through the SEC's site on the Word Wide Web, located at http://www.sec.gov.

        We will provide without charge to each person to whom a copy of this offering statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to James Morgan, Executive Vice President, at (212) 754-7070.

        As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this offering statement, you should rely on the statements made in the most recent document. The information contained in this offering statement should be read together with the information contained in the documents to which we have referred you.

17.
Forward Looking Statements

        This offering statement and our SEC reports referred to above include "forward-looking statements." When used in this offering statement, the words "could," "may," "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions as they relate to us, our business or our management are intended to identify these forward-looking statements. Forward-looking statements, including statements concerning our expectations, business prospects, anticipated economic performance, financial condition and other similar matters are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. Forward-looking statements speak only as of the date of the documents in which they are made. We disclaim any obligation or undertaking to provide any update or revision to any forward-looking statement made by us to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. You should not place undue reliance on forward-looking statements.

18.
Miscellaneous

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offering statement, the election form or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

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YOUNG BROADCASTING INC. OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK The offer and withdrawal rights expire at 5:30 p.m., Eastern Time, on December 30, 2005 unless we extend the offer
Table of Contents
SUMMARY OF TERMS
Purpose and General Terms and Conditions of the Offer
How the Exchange Works
The Duration of the Offer
The Restricted Shares
Tax Consequences
How to Elect to Tender Options
More Information
CERTAIN RISKS OF PARTICIPATING IN THE OFFER
THE OFFER